Exhibit 99.1

INTRAWEST RESORTS REPORTS FISCAL 2014 THIRD QUARTER RESULTS AND PROVIDES
FISCAL 2014 FULL YEAR OUTLOOK

Denver, Colorado, May 13, 2014 – Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three and nine months ended March 31, 2014, as well as certain ski season metrics for the 2013/2014 ski season. Additionally, the Company provided its outlook for fiscal 2014.

Third Quarter Highlights

•	Net income attributable to Intrawest Resorts Holdings, Inc. was $108.9 million for the third quarter of fiscal 2014 compared to $62.1 million for the third quarter of fiscal 2013.

•	Adjusted EBITDA was $142.7 million for the third quarter of fiscal 2014, an increase of 4.4% compared to the same period in the prior year ($147.3 million and 7.8% in constant currency).

•	Total reportable segment revenue was $285.7 million for the third quarter of fiscal 2014, an increase of 2.5% compared to the same period in the prior year ($294.7 million and 5.7% in constant currency).

•	Skier Visits rose 5.5% in the third quarter driving an increase of 3.7% in Mountain segment revenue (5.5% in constant currency).

•	Revenue from season pass and frequency products through the fiscal 2014 third quarter increased 18.0% and comprised 37.2% of total lift revenue compared to 32.8% in the same period of the prior year.

Bill Jensen, Chief Executive Officer, stated, "We are very pleased with the results of our third fiscal quarter. Not only did we complete our initial public offering and enhance our capital structure, positioning Intrawest for growth, we also delivered solid quarterly results. The strong results in our Mountain segment were driven by a significant increase in revenue from season pass and frequency product sales and investments in select projects that enhanced our customers’ experience and resulted in strong returns on invested capital. We continue to see ongoing opportunities to improve our core business segments and remain focused on delivering shareholder value through targeted initiatives.”

FY14 Ski Season Growth Data (Nov - Apr 30) (1) (2)
Metric	%
Skier Visits	7.9%

Lift Revenue	5.7%
Lodging Revenue	2.9%
Ski School Revenue	8.1%
Retail and Rental Revenue	4.5%
Food and Beverage Revenue	8.2%
Other Revenue	1.9%

(1)	Revenue growth data is presented in constant currency.

(2)	This data is preliminary and subject to normal period end review and adjustments.

1

Three Months Ended March 31, 2014(1)

Consolidated Results

Revenue was $287.2 million for the three months ended March 31, 2014 as compared to $281.8 million in the prior year period. Net income attributable to Intrawest Resorts Holdings, Inc. was $108.9 million, or $2.48 per diluted share, for the third quarter 2014 as compared to $62.1 million, or $1.48 per diluted share, in the prior year period. Net income increased in the three months ended March 31, 2014 compared to the prior year primarily due to lower interest expense resulting from the restructuring and refinancing in the second quarter of fiscal 2014 combined with improved operating income.

Mountain Segment

Mountain revenue for the three months ended March 31, 2014 increased $7.8 million, or 3.7%, to $215.5 million from $207.7 million in the prior year period primarily due to a 5.5% increase in Skier Visits. Skier Visits increased over the prior year due to an increase in the number of season pass and frequency products sold. Effective Ticket Price (ETP) was $44.95 for the third fiscal quarter of 2014 compared to $45.66 for the same period in the prior year. Lower ETP resulted from unfavorable foreign currency translation. In constant currency, Mountain revenue was $219.1 million.

Mountain Adjusted EBITDA increased $5.6 million, or 4.9%, to $119.6 million for the three months ended March 31, 2014 from $114.0 million in the prior year period. Partially offsetting the increase in Mountain revenue was an increase in Mountain operating expenses of $1.8 million, or 1.8%, primarily related to increased staffing and other variable operating expenses to support increased visitation. Additionally, the Company’s pro rata share of EBITDA related to its investment in Blue Mountain decreased $0.3 million as compared to the prior year period, due to a $0.8 million foreign currency translation adjustment. In constant currency, Mountain Adjusted EBITDA was $121.9 million.

Adventure Segment

Adventure revenue was $51.4 million for the three months ended March 31, 2014 compared to $52.0 million in the prior year period. In constant currency, Adventure revenue was $56.2 million. In addition, revenue from Canadian Mountain Holidays (CMH) was $48.9 million in constant currency, which represented an increase of $3.1 million, or 6.7%, compared to the prior year period. The increase resulted from an increase in premium priced trips.

Adventure Adjusted EBITDA increased $1.2 million, or 6.6%, to $18.8 million for the three months ended March 31, 2014 from $17.6 million in the prior year period. The increase in Adventure Adjusted EBITDA for the third quarter 2014 was related to a $2.1 million reduction in Adventure operating expenses, primarily attributable to lower variable expenses and lower maintenance expenses, partially offset by a $0.7 million decrease in Adventure revenue. In constant currency, Adventure Adjusted EBITDA was $20.9 million.

Real Estate Segment

Real Estate revenue was $18.9 million for the third quarter 2014 as compared to $19.1 million in the prior year period. Real Estate revenue was impacted by a $1.1 million decrease in revenue from the Company’s Intrawest Hospitality Management (IHM) operations and a $0.5 million decrease in Intrawest Resort Club Group (IRCG) revenue, partially offset by a $1.4 million sale of land at Tremblant in fiscal 2014. In constant currency, Real Estate revenue was $19.4 million.

Real Estate Adjusted EBITDA was $4.3 million for the third quarter 2014 compared to $5.1 million in the prior year period. In constant currency, Real Estate Adjusted EBITDA was $4.5 million.

(1)	Fiscal third quarter 2014 results did not have the benefit of the Easter holiday. Fiscal third quarter 2013 results includes the positive effect of the Easter Holiday for the Company.

2

Nine Months Ended March 31, 2014(1)

Consolidated Results

Revenue was $469.9 million for the nine months ended March 31, 2014 as compared to $465.3 million in the prior year period. Net loss attributable to Intrawest Resorts Holdings, Inc. was $134.2 million, or $3.16 per diluted share, for the nine months ended March 31, 2014 as compared to a net loss of $174.1 million, or $4.16 per diluted share, in the prior year period. The decrease in the net loss for the nine months ended March 31, 2014 compared to the prior year was primarily attributable to lower interest expense as a result of the restructuring and refinancing that occurred in the second quarter of fiscal 2014 combined with improved operating income.

Mountain Segment

Mountain revenue increased $11.8 million, or 3.8%, to $324.7 million for the nine months ended March 31, 2014 from $313.0 million in the prior year period. The increase was primarily due to an increase in Skier Visits of 7.0% compared to the same period in the prior year. ETP decreased $1.34 to $44.83 in the nine months ended March 31, 2014 from $46.17 for the same period in the prior year primarily due to foreign currency translation. Revenue from season pass and frequency product sales for the 2013/2014 ski season increased 18.0% compared to the same period in the prior year and comprised 37.2% and 32.8% of total lift revenue for the nine months ended March 31, 2014 and 2013, respectively. In constant currency, Mountain revenue was $330.1 million.

Mountain Adjusted EBITDA increased $5.0 million, or 5.2%, to $100.6 million for the nine months ended March 31, 2014 from $95.6 million in the prior year period. Mountain Adjusted EBITDA increased due to an $11.8 million increase in Mountain revenue and a $0.3 million increase in the Company’s pro rata share of EBITDA related to its investment in Blue Mountain. Offsetting the increase was a $7.1 million increase in Mountain operating expenses for the nine months ended March 31, 2014 in the prior year period. This was primarily related to increased staffing and other variable operating expenses to support increased visitation. In constant currency, Mountain Adjusted EBITDA was $103.0 million.

Adventure

Adventure revenue was $85.5 million for the nine months ended March 31, 2014 compared to $94.2 million in the prior year period. Revenue was impacted by a $7.1 million decrease in revenue from ancillary services primarily attributable to lower fire suppression activities. In constant currency, revenue from CMH was $58.0 million which represented an increase of $3.2 million, or 5.8%, compared to the prior year period. The increase resulted from an increase in premium priced trips. In constant currency, Adventure revenue was $92.1 million.

Adventure Adjusted EBITDA increased $0.6 million, or 3.4%, to $19.4 million in the nine months ended March 31, 2014 from $18.8 million in the prior year period. The increase in Adventure Adjusted EBITDA was related to an $8.7 million decrease in Adventure operating expenses primarily attributable to lower variable expenses associated with reduced fire suppression activities and lower maintenance expense. This improvement was partially offset by an $8.6 million decrease in Adventure revenue and a $0.6 million increase in Adjusted EBITDA attributable to the Company’s noncontrolling interest in Alpine Helicopters Inc. in which the Company’s economic stake decreased from 100% to 20% in January 2013. In constant currency, Adventure Adjusted EBITDA was $21.5 million.

(1)	Fiscal third quarter 2014 results did not have the benefit of the Easter holiday. Fiscal third quarter 2013 results includes the positive effect of the Easter Holiday for the Company.

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Real Estate

Real Estate revenue was $46.0 million for the nine months ended March 31, 2014 compared to $51.4 million in the prior year period. Real Estate revenue was impacted by a $3.3 million decrease in Playground revenue mainly resulting from the acceleration of sales commissions received on the exit of the Company’s brokerage engagement at Honua Kai Resort and Spa in fiscal 2013 and a $1.9 million decrease at IHM. IRCG revenue decreased $1.4 million due to lower point sales. These decreases were partially offset by a $1.4 million sale of land at Tremblant in fiscal 2014. In constant currency, Real Estate revenue was $47.0 million.

Real Estate Adjusted EBITDA decreased $4.6 million, or 38.0%, to $7.4 million for the nine months ended March 31, 2014 from $12.0 million in the prior year period. In constant currency, Real Estate Adjusted EBITDA was $7.8 million.

Fiscal 2014 Outlook

For full fiscal year 2014, the Company expects total reportable segment revenue to be in the range of $497 million to $507 million, or a decrease of between 4% and 2%, compared to fiscal 2013.  In constant currency, the Company expects total reportable segment revenue to be in the range of $512 million to $522 million, or between a decrease of 1% and an increase of 1%, compared to total reportable segment revenue for fiscal 2013.

For full fiscal year 2014, the Company expects total segment Adjusted EBITDA to be in the range of $98 million to $100 million, or a decrease of between 7% and 5%, compared to segment Adjusted EBITDA for fiscal 2013.  In constant currency, the Company expects total segment Adjusted EBITDA to be in the range of $103 million to $105 million, or a decrease of between 3% and 0%, compared to segment Adjusted EBITDA for fiscal 2013.

Major factors impacting the Company’s outlook for full year fiscal 2014 compared to the prior year results include: the acceleration of sales commissions received on the exit of our brokerage engagement at Honua Kai Resort and Spa in fiscal 2013, reduced fire suppression activities in fiscal 2014 and the additional costs associated with being a public company.

Constant Currency

Where we discuss the impact of foreign currency translation adjustments, the impact is calculated on a constant U.S. dollar basis. We calculate constant U.S. dollar amounts by applying the prior period monthly average exchange rates to the current comparable period.

Initial Public Offering

On February 5, 2014, the Company completed its initial public offering. The Company sold 3,125,000 shares of its common stock at $12.00 per share and affiliates of Fortress Investment Group, LLC sold an additional 14,843,750 shares of the Company’s common stock, including 2,343,750 shares sold on February 18, 2014 upon exercise of an option granted to the underwriters.

Webcast and Earnings Conference Call

The Company will conduct a webcast and conference call today at 5:00p.m. Eastern Time to discuss the financial results.  The webcast can be accessed at www.intrawest.com in the Investor Relations section, or dial (877) 705-6003 (U.S. and Canada) or (201) 493-6725 for international participants.  A replay of the conference call will be available approximately two hours following the conclusion of the call through May 27, 2014.

To access the replay, dial (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (international), pass code 13579874.  The conference call will also be archived at www.intrawest.com.

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About Intrawest Resorts Holdings, Inc.

Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company owns interests in seven four-season mountain resorts with more than 11,000 skiable acres and more than 1,150 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, the Pacific Southwest and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, the leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements

This press release includes “forward – looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; increased competition; regulatory risks; our operational reliance on major equipment; risks associated with our acquisition strategy; Steamboat’s dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; currency risks; adverse consequences of current or future legal claims; loss of key personnel; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change; our ability to successfully remediate the material weakness in our internal control over financial reporting; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part II – Item 1, “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”) on March 17, 2014. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact

Investor Relations

Intrawest Resorts Holdings, Inc.

(303) 749-8370

InvestorRelations@intrawest.com

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INTRAWEST RESORTS HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2014	2013	2014
Revenue	$281,796	$287,216	$465,260	$469,883
Operating expenses	161,355	158,469	371,572	369,391
Depreciation and amortization	14,567	15,122	44,227	42,265
(Gain) loss on disposal of assets	3,065	212	4,061	(1)
Impairment of real estate	—	—	62	633
Income from operations	102,809	113,413	45,338	57,595
Interest income	1,687	897	4,904	4,619
Interest expense on third party debt	(16,101)	(10,876)	(82,534)	(42,500)
Interest expense on notes payable to affiliates	(58,941)	0	(172,509)	(119,858)
Earnings (loss) from equity method investments	8,117	6,670	(2,816)	3,127
Gain on disposal of equity method investments	0	—	18,923	—
Loss on extinguishment of debt	0	0	(11,152)	(35,480)
Other income (expense), net	339	373	1,437	(514)
Income (loss) before income taxes	37,910	110,477	(198,409)	(133,011)
Income tax (benefit) expense	(24,950)	77	(24,608)	374
Net income (loss)	62,860	110,400	(173,801)	(133,385)
Income attributable to noncontrolling interest	(730)	(1,514)	(322)	(860)
Net income (loss) attributable to Intrawest Resorts Holdings, Inc.	$62,130	$108,886	$(174,123)	$(134,245)

Weighted average shares of common stock outstanding:	41,882,000	43,791,722	41,882,000	42,509,281
Net income (loss) attributable to Intrawest Resorts Holdings, Inc.
per share:
Basic:	$1.48	$2.49	$(4.16)	$(3.16)
Diluted:	$1.48	$2.48	$(4.16)	$(3.16)

Statement Concerning Non-GAAP Financial Measures

We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.

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Segment Results:

Mountain

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2013	2014	Change	% Change	2013	2014	Change	% Change

Skier Visits	2,326,322	2,453,626	127,304	5.5%	2,986,765	3,195,913	209,148	7.0%
Revenue per Visit	$89.27	$87.81	$(1.46)	-1.6%	$104.79	$101.61	$(3.18)	-3.0%
ETP	$45.66	$44.95	$(0.71)	-1.6%	$46.17	$44.83	$(1.34)	-2.9%
RevPAR	$111.19	$113.25	$2.06	1.9%	$64.85	$64.83	$(0.02)	0.0%
ADR	$177.88	$175.07	$(2.81)	-1.6%	$163.31	$161.61	$(1.70)	-1.0%

Mountain revenue:	(dollars in thousands)				(dollars in thousands)
Lift	$106,213	$110,291	$4,078	3.8%	$137,912	$143,264	$5,352	3.9%
Lodging	19,447	19,210	(237)	-1.2%	37,071	36,797	(274)	-0.7%
Ski School	19,613	20,825	1,212	6.2%	26,031	27,950	1,919	7.4%
Retail and Rental	24,702	25,038	336	1.4%	41,476	41,944	468	1.1%
Food and Beverage	25,878	27,469	1,591	6.1%	40,273	42,490	2,217	5.5%
Other	11,821	12,619	798	6.8%	30,208	32,303	2,095	6.9%
Total Mountain revenue	$207,674	$215,452	$7,778	3.7%	$312,971	$324,748	$11,777	3.8%

Mountain Adjusted EBITDA	$113,951	$119,578	$5,627	4.9%	$95,597	$100,582	$4,985	5.2%

Adventure

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2013	2014	Change	% Change	2013	2014	Change	% Change
	(dollars in thousands)				(dollars in thousands)
Adventure revenue	$52,035	$51,372	$(663)	-1.3%	$94,161	$85,526	$(8,635)	-9.2%
Adventure Adjusted EBITDA	$17,642	$18,815	$1,173	6.6%	$18,759	$19,388	$629	3.4%

Real Estate

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2013	2014	Change	% Change	2013	2014	Change	% Change
	(dollars in thousands)				(dollars in thousands)
Real Estate revenue	$19,104	$18,876	$(228)	-1.2%	$51,396	$46,048	$(5,348)	-10.4%
Real Estate Adjusted EBITDA	$5,104	$4,279	$(825)	-16.2%	$11,974	$7,420	$(4,554)	-38.0%

Total Segment Revenue and Adjusted EBITDA

	Three Months Ended				Nine Months Ended
	March 31,				March 31,
	2013	2014	Change	% Change	2013	2014	Change	% Change
	(dollars in thousands)				(dollars in thousands)
Total reportable segment revenue	$278,813	$285,700	$6,887	2.5%	$458,528	$456,322	$(2,206)	-0.5%
Total segment Adjusted EBITDA	$136,697	$142,672	$5,975	4.4%	$126,330	$127,390	$1,060	0.8%

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The following table reconciles from Adjusted EBITDA to net income (loss) attributable to the Company for the periods presented:

INTRAWEST RESORTS HOLDINGS, INC.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2014	2013	2014
Revenue:
Mountain	$207,674	$215,452	$312,971	$324,748
Adventure	52,035	51,372	94,161	85,526
Real Estate	19,104	18,876	51,396	46,048
Total reportable segment revenue	278,813	285,700	458,528	456,322
Legacy, non-core and other revenue	2,983	1,516	6,732	13,561
Total revenue	$281,796	$287,216	$465,260	$469,883

Segment Adjusted EBITDA
Mountain	$113,951	$119,578	$95,597	$100,582
Adventure	17,642	18,815	18,759	19,388
Real Estate	5,104	4,279	11,974	7,420
Total segment Adjusted EBITDA	136,697	142,672	126,330	127,390
Legacy and other non-core expenses, net	(5,709)	(1,103)	(17,483)	(5,337)
Other operating expenses	(1,681)	(4,570)	(2,885)	(8,078)
Depreciation and amortization	(14,567)	(15,122)	(44,227)	(42,265)
Gain (loss) on disposal of assets	(3,065)	(212)	(4,061)	1
Impairment of real estate	—	—	(62)	(633)
Interest income, net	404	(136)	1,322	1,269
Interest expense on third party debt	(16,101)	(10,876)	(82,534)	(42,500)
Interest expense on notes payable to affiliates	(58,941)	—	(172,509)	(119,858)
Earnings (loss) from equity method investments	8,117	6,670	(2,816)	3,127
Pro rata share of EBITDA related to equity method investments	(9,439)	(9,327)	(10,548)	(11,410)
Gain on disposal of equity method investments	—		18,923	—
Adjusted EBITDA attributable to noncontrolling interest	1,856	2,108	1,856	1,277
Loss on extinguishment of debt	—	—	(11,152)	(35,480)
Other income (expense), net	339	373	1,437	(514)
Income tax (expense) benefit	24,950	(77)	24,608	(374)
Income attributable to noncontrolling interest	(730)	(1,514)	(322)	(860)
Net income (loss) attributable to Intrawest Resorts Holdings, Inc.	$62,130	$108,886	$(174,123)	$(134,245)

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